Exhibit (a)(3)

Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees
Hemagen Diagnostics, Inc.

HEMAGEN DIAGNOSTICS, INC.
9033 Red Branch Road
Columbia, Maryland 21045
(443) 367-5500

Offer to Exchange

Shares of Common Stock and
$4,050,000 principal amount of 6% Senior Subordinated Secured Convertible Notes due 2009

For all $6,090,000 principal amount of our outstanding
8% Senior Subordinated Secured Convertible Notes due 2005

PURSUANT TO THE OFFERING MEMORANDUM
DATED SEPTEMBER 2, 2004

THE EXCHANGE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME,
ON SEPTEMBER 30, 2004, UNLESS EXTENDED OR EARLIER TERMINATED.

To:	Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

     Hemagen Diagnostics, Inc. is offering to exchange (the “Exchange Offer”), upon and subject to the terms and conditions set forth in the Offering Memorandum, dated September 1, 2004 (the “Offering Memorandum”), and the enclosed Letter of Transmittal (the “Letter of Transmittal”), Exchange Securities, as defined in and on the terms contained in the Offering Memorandum for its outstanding 8% Senior Subordinated Secured Convertible Notes due 2005 (the “Outstanding Notes”).

     We are requesting that you contact your clients for whom you hold Outstanding Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Outstanding Notes registered in your name or in the name of your nominee, or who hold Outstanding Notes registered in their own names, we are enclosing the following documents:

     1. Offering Memorandum, dated September 1, 2004;

     2. The Letter of Transmittal for your use and for the information of your clients;

     3. A form of letter which may be sent to your clients for whose account you hold Outstanding Notes registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with respect to the Exchange Offer; and

     4. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

     Your prompt action is requested. The Exchange Offer will expire at 12:00 midnight, Eastern time, on September 30, 2004, unless extended by us (as it may be extended, the

“Expiration Date”). The Outstanding Notes tendered pursuant to the Exchange Offer may be withdrawn at any time before the Expiration Date.

     The holder must tender the Outstanding Notes by sending the certificates for the Outstanding Notes, in proper form for transfer, a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, and all other documents required by the Letter of Transmittal, to the Exchange Agent, at the address set forth on the front cover page of the Letter of Transmittal; or on or prior to the Expiration Date to participate in the Exchange Offer.

     We will, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the Offering Memorandum and the related documents to the beneficial owners of Outstanding Notes held by them as nominee or in a fiduciary capacity. We will pay or cause to be paid all stock transfer taxes applicable to the exchange of Outstanding Notes in the Exchange Offer, except as set forth in Instruction 13 of the Letter of Transmittal.

     Any inquiries you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to the Exchange Agent for the Exchange Offer, at the telephone number or address set forth on the front cover page of the Letter of Transmittal.

Hemagen Diagnostics, Inc.

Nothing herein or in the enclosed documents shall constitute you or any other person as an agent of Hemagen Diagnostics, Inc., the Exchange Agent, or authorize you or any other person to use any document or make any statements on behalf of them with respect to the Exchange Offer, except for statements expressly made in the Offering Memorandum or the Letter of Transmittal.